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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            COMPUTER RESEARCH, INC.
                                       BY

                             CRI ACQUISITION, INC.
                                       AT
                              $2.42 NET PER SHARE

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
FRIDAY, SEPTEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE")
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To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

     Enclosed is an Offer to Purchase dated August 4, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by CRI Acquisition, Inc., a Delaware corporation (the "Purchaser"), to purchase all of the outstanding shares of Common Stock, no par value (the "Shares"), of Computer Research, Inc., a Pennsylvania corporation (the "Company"), at $2.42 per Share, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1. Offer to Purchase dated August 4, 2000;

          2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

          3. The Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedures for book-entry transfer cannot be completed on a timely basis;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to Registrar and Transfer Company, the Depositary.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer, that number of shares which, when combined with the 1,403,495 shares of Common Stock of the Company purchased by Purchaser on July 7, 2000, represents at least sixty-six and two-thirds percent (66.67%) of the Shares currently outstanding on a fully diluted basis and (ii) the other conditions set forth in the Offer to Purchase. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and shares subject to issuance under stock options, warrants and other securities convertible into shares that will be outstanding after closing of the Offer.
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     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the Expiration Date for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely book-entry confirmation with respect thereto), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     YOUR PROMPT ACTION IS REQUESTED. PLEASE CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 1, 2000, UNLESS EXTENDED.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     Additional copies of the enclosed materials may be obtained by contacting the Information Agent at the location and telephone number set forth on the back cover of the Offer to Purchase.

                                            Very truly yours,

                                            MacKenzie Partners, Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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